Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Orchard Therapeutics plc of our report dated August 6, 2018, except for the effects of the revision discussed in Note 14 to the consolidated financial statements, as to which the date is October 23, 2018 relating to the financial statements of Orchard Therapeutics Limited, which appears in Amendment No. 1 to the Registration Statement on Form F-1 (No. 333-227698) of Orchard Therapeutics plc. We also consent to the reference to us under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form F-1 (No. 333-227698) of Orchard Therapeutics plc incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Reading, United Kingdom

October 30, 2018